UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2007

SELECT MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	000-32499 (Commission File Number)	23-2872718 (I.R.S. Employer Identification No.)
4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055
(Address of principal executive offices) (Zip Code)
(717) 972-1100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On October 1, 2007, Select Medical Corporation (“Select”), SLMC Finance Corporation, a wholly-owned subsidiary of Select, (“SLMC”), Cedar Cliff Acquisition Corporation, a wholly-owned subsidiary of SLMC, CORA Health Services, Inc. (“CORA”) and Brad C. Roush, as Stockholders’ Agent entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which SLMC will acquire CORA for approximately $46 million. The purchase price is subject to adjustment based on CORA’s net working capital and indebtedness on the closing date.
     The transaction, which is expected to close in the fourth quarter of 2007, is subject to a number of customary closing conditions.
     The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. A copy of the Merger Agreement is attached to this report as Exhibit 2.1 and is incorporated by reference herein.
Item 7.01 Regulation FD Disclosure
     On October 2, 2007, Select Medical Corporation issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this report as Exhibit 99.1
Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits.

Exhibit
Number	Description
2.1	Agreement and Plan of Merger among Select Medical Corporation, SLMC Finance Corporation, Cedar Cliff Acquisition Corporation, CORA Health Services, Inc. and Brad C. Roush, as Stockholders’ Agent dated October 1, 2007.

99.1	Select Medical Corporation Press Release dated October 2, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SELECT MEDICAL CORPORATION

Date: October 3, 2007	By:	/s/ Michael E. Tarvin Michael E. Tarvin Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan for Merger among Select Medical Corporation, SLMC Finance Corporation, Cedar Cliff Acquisition Corporation, CORA Health Services, Inc., and Brad C. Roush, as Stockholders’ Agent dated October 1, 2007.

99.1	Select Medical Corporation Press Release dated October 2, 2007.